HOME POINT CAPITAL INC.
2211 Old Earhart Road, Suite 250
Ann Arbor, Michigan 48105

January 26, 2021

VIA EDGAR

Re:	Home Point Capital Inc.
Registration Statement on Form S-1 (File No. 333-251963)

Securities and Exchange Commission
Division of Corporation Finance
Office of Trade & Services
100 F Street, N.E.
Washington, D.C. 20549

Attention: Julia Griffith

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Home Point Capital Inc. hereby requests that the effective date of the above-referenced Registration Statement be accelerated so that it may become effective at 4:00 p.m., Washington, D.C. time, on January 28, 2021, or as soon as practicable thereafter.

If you require any additional information with respect to this letter, please contact Joseph H. Kaufman (212-455-2948) of Simpson Thacher & Bartlett LLP.

[Signature Page Follows]

Very truly yours,

HOME POINT CAPITAL INC.

By:	/s/ William A. Newman
	Name:	William A. Newman
	Title:	President and Chief Executive Officer